Exhibit 10.7

Warehouse and Fulfillment Agreement

This Warehouse and Fulfillment Agreement (this “Agreement”) dated August 4, 2022 (the “Effective Date”) is entered into by and between CIL Freight, Inc., (“CIL”), with a principal location at 14438 Don Julian Rd, City of Industry, CA 91746 (“Warehouse Operator”) and Sondors Inc., with a principal location at 23823 Malibu RD 50-129, Malibu, CA 90265 (“Customer”), and together with Warehouse Operator, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, Warehouse Operator is in the business of warehousing, storing, and forwarding goods;

WHEREAS, Customer is in the business of manufacturing, selling and distributing certain products; and

WHEREAS, Customer desires to engage Warehouse Operator to provide warehousing and related services, including receipt, storage, and shipment of applicable goods, and Warehouse Operator desires to provide such services to Customer.

AGREEMENT

NOW, THEREFORE, the Parties agree as follows:

1. Provision of Storage and Related Services.

(a) Warehouse Operator shall provide the warehousing, storage, receipt, handling, delivery, and additional services that are described in this Agreement (collectively, the “Services”) for the goods described on the attached Exhibit A (the “Goods”) on behalf of Customer, which Goods are tendered for storage by Customer from time to time under this Agreement. For the sake of clarity, to the extent that the Goods contain any batteries or battery components, such Goods are classified as Class 9 “Dangerous Goods” subject to special handling procedures, in consideration of which the Parties shall mutually agree on an additional handling and storage fee prior to Warehouse Operator’s acceptance of any such Goods, notwithstanding anything to the contrary in this Agreement. Warehouse Operator shall provide the Services only in its facilities identified on the attached Exhibit B (the “Warehouse”), and for the fees and costs set forth on the attached Exhibit C.

(b) The terms and conditions of this Agreement (including all Exhibits attached hereto, which are incorporated herein by reference), together with the Specific Terms (defined below) contained in any warehouse receipts issued by Warehouse Operator for the Goods stored under this Agreement, constitute the sole and entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(c) Customer acknowledges that Warehouse Operator will only issue non-negotiable warehouse receipts that will include: (i) the date of issue; (ii) a description of the Goods tendered; and (iii) a warehouse receipt number (the “Specific Terms”). The parties acknowledge and agree that, except with respect to the Specific Terms, if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any warehouse receipt issued to Customer in connection with the Goods, the terms and conditions of this Agreement shall supersede and control. The parties expressly exclude any of Warehouse Operator’s general terms and conditions contained in any warehouse receipt or other document issued by Warehouse Operator, which are hereby expressly rejected by Customer, whether given prior to or after the Effective Date of this Agreement.

2. Receipt of Goods.

(a) Customer shall ensure that all Goods shipped to the Warehouse for storage are: (i) properly marked and packed for storage and handling; and (ii) accompanied by a manifest, packing list, or similar document from the carrier listing the quantity and types of Goods shipped.

(b) For all Goods shipped to the Warehouse, Customer shall ensure that the bill of lading or other contract of carriage: (i) identifies Customer as the named consignee, in care of Warehouse Operator; and (ii) does not identify Warehouse Operator as the consignee.

3. General Obligations of Warehouse Operator. Warehouse Operator shall: (a) before the date on which the Services are to start, obtain, and at all times during the term of this Agreement, maintain, all necessary licenses and consents and comply with all relevant laws, rules, and regulations applicable to the provision of the Services; (b) comply with Customer’s reasonable instructions relating to the Goods; (c) maintain complete and accurate records relating to the provision of the Services; (d) carry out the Services in a timely, accurate, efficient, and professional manner, in accordance with the terms and conditions of this Agreement and commercial industry standards for similar services; (e) furnish all personnel, materials, equipment, and supplies necessary to perform the Services; and (f) maintain the Warehouse in a good and orderly condition in conformance with commercial industry standards and all applicable legal standards.

4. Storage and Access.

(a) Warehouse Operator shall protect the stored Goods from damage and loss (including by providing appropriate fire protection) and maintain suitable storage conditions for the Goods, in accordance with applicable laws and regulations and commercial industry standards. Warehouse Operator shall maintain appropriate levels of security for the stored Goods and the Warehouse in conformance with commercial industry standards, and agrees to adopt procedures that are substantially similar to the Customs Trade Partnership Against Terrorism (CTPAT) minimum security criteria for third party logistics providers.

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(b) Warehouse Operator shall physically segregate the Goods from any inventory owned by others or Warehouse Operator and place one or more signs conspicuously identifying the Goods as Customer’s property. Warehouse Operator shall ensure Goods are stacked and stored in accordance with Customer’s instructions (e.g., number of Goods per pallet, etc.).

(c) Warehouse Operator agrees to allow Customer or its representatives to have access during Warehouse Operator’s normal business hours to the Warehouse to: (1) take inventory and inspect the facilities and Goods, by providing written notice at least three (3) business days in advance; and (2) inspect records and inventories and assess the Services, by providing written notice at least fourteen (14) business days in advance. Warehouse Operator shall cooperate with Customer’s representatives in conducting any inspections or inventory.

5. Inbound Shipments/Inventory.

(a) Upon receipt of each shipment of Goods for Customer, Warehouse Operator shall issue to Customer a written, non-negotiable warehouse receipt. Warehouse Operator shall provide Customer the following information: (i) shipper number/purchase order number; (ii) receiving date and time; (iii) plant, facility, or other origin of shipment; (iv) part numbers; and (v) quantity received. Warehouse Operator shall unload and inspect all Goods delivered to it and confirm that the quantity received matches the quantity shipped, as indicated on the shipping documents. Warehouse Operator shall report any shortages, damages, or other discrepancy of inbound Goods to Customer promptly after receipt of the Goods, provided, no less than forty-eight (48) hours from receipt thereof. Warehouse Operator shall inspect any trailers or containers it receives for Customer to verify their physical integrity and confirm that the seal numbers on any seals used matches the seal number on the shipping documents, and promptly report any discrepancies to Customer.

(b) Warehouse Operator shall record all inbound and outbound shipments of Goods to keep a running inventory of the Goods and shall maintain an accurate count of all Goods in the Warehouse at all times. Warehouse Operator shall make available to Customer daily, electronic inventory status reports. Such reports shall be broken down by item or model number, or such other designations as reasonably requested from time-to-time by Customer.

(c) Upon request from Customer, Warehouse Operator shall pick and pack Goods based on orders received by Customer, to be direct shipped by Warehouse Operator to Customer’s specified location for each order.

(d) Warehouse shall also conduct a physical inventory of the Goods at least once monthly. Warehouse Operator will reconcile the results of each such inventory with the records of the movements of the Goods within the applicable inventory period. If the reconciliation shows variances, either positive or negative, Warehouse Operator will provide to Customer a statement of such variances and the Parties will jointly: (i) investigate such variance; (ii) take any corrective action Customer reasonably determines is necessary; and (iii) agree on the adjustments that need to be made to Warehouse Operator’s records, which adjustments Warehouse Operator shall promptly make. If no variances are identified, Warehouse Operator will provide to Customer a statement that there are no variances. If there is a net inventory loss for which Warehouse Operator is liable for under the terms of Section 10, Warehouse Operator will pay Customer for such shortage in accordance with the terms of Section 10(g).

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6. Release and Transfer of Goods.

(a) Warehouse Operator shall not move, transfer, or release any Goods from the Warehouse, unless and until Customer provides Warehouse Operator with written instructions (each, a “Release Order”) ordering the release of Goods from the Warehouse. Written instructions shall include communication by facsimile, email, or electronic data interchange (EDI). Upon receipt of such Release Order, Warehouse Operator shall release the requested Goods to Customer or its designee within four (4) hours after Warehouse Operator’s receipt of the Release Order, or as soon as reasonably practicable subject to Warehouse Operator’s liens as defined and provided herein below. If Warehouse Operator transfers or releases any Goods without a Release Order, Warehouse Operator agrees to indemnify, defend, and hold Customer harmless from any costs, liabilities, actions, or expenses of any kind associated with such unauthorized release.

(b) Inbound and outbound shipments will be arranged based on Customer’s reasonable instructions in coordination with the applicable carrier or in Customer’s discretion, Warehouse Operator will have access to, and be responsible for receiving, applicable instructions electronically. Warehouse Operator shall use Customer’s carrier accounts (as provided by Customer), and Customer (as between Customer and Warehouse Operator) shall be responsible for shipping and handling charges assessed by carriers in connection with the delivery or shipment of the Goods, unless otherwise agreed by the Parties. For certain customers of Customer, those customers may prepay shipping on their accounts, rather than Customer’s carrier account (e.g., Costco shipping).

(c) If Warehouse Operator does not comply with Customer’s shipping instructions, Warehouse Operator will reimburse Customer for: (i) any incremental shipping costs which Customer incurs on account of such non-compliance; and (ii) any chargeback which Customer is assessed by its customer on account of such non-compliance. Customer shall provide Warehouse Operator with documentation supporting any request for non-compliance reimbursement under this Section 6(d).

(d) Warehouse Operator shall not transfer any Goods in storage from the Warehouse to any other storage facilities, including those that may be owned or leased by Warehouse Operator, without Customer’s prior written consent. Warehouse Operator may, upon five (5) days’ notice to Customer, move any or all of the Goods from one location within the Warehouse to another location within the same facility.

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7. Title to Goods.

(a) Title and exclusive ownership to the Goods shall remain with Customer at all times, including while in the possession of Warehouse Operator. Warehouse Operator shall not: (i) dispose of or transfer the Goods in any way not permitted by this Agreement; (ii) claim any rights of ownership in the Goods or represent itself to any third party as being the owner of the Goods; or (iii) offer the Goods as a security to a third party under any circumstances, or otherwise permit any security interest, lien, or other encumbrance (“Lien”) to be placed on the Goods while in Warehouse Operator’s possession, custody, or control.

(b) Subject to the dispute resolution process described herein, Warehouse Operator claims, and Customer grants, a limited lien on the stored Goods under California Commercial Code section 7209, and under any other provision of law, for all lawful, overdue charges that are not the subject of a good faith dispute and are owed to Warehouse Operator for storage, preservation, transportation, demurrage, terminal charges, insurance, labor, preservation, money advanced, interest, labor, weighing, coopering, services, assembling, labeling, decorating, coloring, packaging, re- packaging, sorting, dismantling, building, or other work done with the Goods by Warehouse Operator, and other present charges and expenses in relation to such Goods due hereunder, and for all costs reasonably incurred in the lien or foreclosure sale of the Goods pursuant to law.

(c) Customer agrees to pay, and grants Warehouse Operator, in addition to any lien granted by law, a lien to secure Warehouse Operator’s reasonable attorney’s fees, legal expenses, reasonable court costs, and reasonable related charges incurred by Warehouse Operator collecting Customer’s unpaid account balances, that are not the subject of a good faith dispute, enforcing Warehouse Operator’s liens, , or prosecuting any action in interpleader for the determination of ownership of the Goods deposited with Warehouse Operator.

(d) Before Warehouse Operator may attach any lien to the Goods, the payment due for such Goods must not be the subject of a good faith dispute and must be thirty (30) or more days overdue. Customer shall have thirty (30) days from receipt of written notice of overdue payment to remedy the overdue payment prior to Warehouse Operator attaching any lien to the Goods. Warehouse Operator must provide a final written notice prior to attaching any lien to the Goods.

(e) Warehouse Operator may, at its option, bring suit to collect delinquent charges from Customer without first foreclosing its lien on the Goods or any security interest it may have in the Goods. Customer agrees that such a procedure does not constitute a waiver of Warehouse Operator’s lien rights under the law.

(f) This Section 7 shall supersede any other provision in this Agreement to the contrary.

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8. Fees for Services.

(a) Customer shall pay the storage and handling charges and other service fees at the rates set forth on the attached Exhibit C. Customer shall not be liable for any charges or fees which are not specified in Exhibit C without its prior written consent. Warehouse Operator will not increase the charges and fees without Customer’s prior, written consent. The Parties shall review rates, transportation costs, and fees on a semi-annual basis, at which point the Parties may request the rates to be changed or modified, and the Parties shall negotiate in good faith on the rate adjustment. Any changes to the foregoing must be approved in writing by both Parties to be effective. All charges for storage are per package, or other unit specified on the attached Exhibit C.

(b) Handling charges cover the labor, materials, and equipment involved in receiving Goods at the Warehouse, inspecting inbound Goods, unloading inbound Goods, placing Goods in storage, maintaining a running inventory of Goods, and picking and packing Goods for outbound shipments.

(c) All charges are exclusive of all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any governmental authority on any amounts payable by Customer. Customer shall be responsible for all such charges, costs, and taxes; provided, that Customer shall not be responsible for any taxes imposed on, or with respect to, Warehouse Operator’s income, revenues, gross receipts, personnel, or real or personal property.

(d) If Warehouse Operator pays any lawful transportation charges on behalf of Customer that are pre-approved in writing by Customer, Customer shall reimburse Warehouse Operator for such charges at cost after receiving an invoice for such charges from Warehouse Operator in accordance with the terms of Section 9.

(e) Notwithstanding anything in this Agreement to the contrary, Warehouse Operator shall not be obligated to advance any fees for Customer.

9. Payment Terms. Warehouse Operator shall submit an invoice to Customer for the storage and other charges set forth on Exhibit C on a monthly basis, with supporting documentation requested by Customer. All undisputed charges are due and payable within thirty (30) days from the Customer’s receipt of undisputed invoice. Customer shall make all payments hereunder by wire transfer/check and in U.S. dollars. Customer shall have the right to set off any amounts owed to it by Warehouse Operator under this Agreement against any payment owed by Customer to Warehouse Operator under this Agreement.

10. Liability.

(a) Warehouse Operator shall be liable for any loss or damage to the Goods tendered, stored, or handled, however caused, while in Warehouse Operator’s possession, custody, or control if such loss or damage resulted from the negligence or failure by Warehouse Operator to exercise the level of care with regard to the Goods that a reasonably careful person would have exercised under the circumstances.

(b) Subject to the limitation of loss provisions and carve-outs thereto as set forth herein, Warehouse Operator shall be liable for loss of Goods due to inventory shortage or unexplained or mysterious disappearance of Goods while in Warehouse Operator’s possession, custody, or control.

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(c) If Warehouse Operator mis-ships any Goods, it shall pay any loss or damages resulting from its mis-shipment of Goods, including without limitation reasonable transportation charges to return any mis-shipped Goods to the Warehouse and reship the Goods to the correct destination.

(d) Warehouse Operator shall be liable for demurrage or detention, delays in unloading inbound cars, trailers or other containers, or delays in obtaining and loading cars, trailers, or other containers for outbound shipment if, and to the extent that, they are caused by Warehouse Operator. If demurrage, detention, or other charges occurs for which Warehouse Operator is liable, it shall pay such charges directly to the applicable carrier.

(e) Warehouse Operator shall be liable for chargebacks issued by customers of Customer that occur as a result of Warehouse Operator’s negligence or failure to exercise reasonable care or failure to follow Customer’s instructions or stated procedures. Customer shall provide Warehouse Operator with documentation supporting any request for reimbursement under this Section 10(e).

(f) Warehouse Operator shall promptly provide written notice to Customer of any loss or damage to part or all of the Goods while in its possession, custody, or control, howsoever caused, and such notice shall include a reasonable description of the loss or damage. All claims by Customer relating to the losses or damages discovered as the result of any physical inventory performed by Customer or its representatives shall be promptly presented in writing to Warehouse Operator.

(g) In the event of any loss or damage to the Goods for which Warehouse Operator is responsible under this Agreement, Warehouse Operator shall within thirty (30) days reimburse Customer for the Goods as follows: (i) where the Goods are an assembled bicycle or metabike, Customer shall be reimbursed in the amount of five hundred dollars ($500.00 USD) per bicycle or metabike and (ii) where the Goods are any other item that is not an assembled bicycle or metabike (e.g., parts), Customer shall be reimbursed as follows: reimbursement shall not exceed whichever of the following is lowest: (a) the cost of repairing the damaged Goods; (b) the cost of replacing damages or lost or destroyed Goods with material of like kind and quality; (c) the difference between the actual cash value of damages Goods at the time of receipt by Warehouse Operator and the time of its delivery to the Customer after storage; (d) the value of the deposited Goods as declared by Customer; (e) the total of $1.00 per pound of Customer’s Goods up to a maximum of $500.00, unless the Customer has declared a higher value and paid an ad valorem charge, notwithstanding anything to the contrary in this Agreement. In determining the actual cash value of damaged Goods where the Goods are not a bicycle or metabike, depreciation shall be deducted, and sentimental value shall be disregarded. Customer shall be charged for betterment of the Goods after any repairs. The liability of Warehouse Operator for damage to matching pieces of Goods shall be limited to repairing, replacing or paying for the lost or damaged pieces only; consequent diminution in value of the entire set shall be disregarded.

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(h) In the event that Warehouse Operator is liable for Customer’s losses or damages to the Goods, Warehouse Operator shall not be liable for any loss of profits, or special, indirect, punitive or consequential damages of any kind whatsoever suffered by Customer as a result of Customer’s loss, destruction, damage, or diminution in value, of the stored Goods, whether or not such Goods are repaired or replaced by Warehouse Operator. Customer agrees that Warehouse Operator shall have no duty to indemnify Customer for such losses, notwithstanding anything to the contrary herein. Customer agrees that Warehouse Operator shall have no duty to defend Customer against any lawsuits related to such Goods or their loss.

11. Indemnity. Warehouse Operator and Customer shall indemnify, defend, and hold harmless each other and one another and their respective officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including undercharges, rail demurrage, truck/intermodal detention, or related charges and reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party, relating to any claim of a third party arising out of or occurring in connection with Warehouse Operator’s or Customer’s (a) willful misconduct or negligent acts and omissions in the performance of their obligations under this Agreement, (b) breach of any terms of this Agreement, and (c) violation of applicable laws or regulations (each a “Claim”). The indemnifying Party shall not settle any Claim against the Indemnified Party without the Indemnified Party’s prior, written consent to settlement, such consent not to be unreasonably withheld or delayed. Warehouse Operator and Customer shall not have a duty of indemnification to the extent that a Claim arises due to the negligent or willful act or omission of the other Party.

12. Insurance.

(a) During the term of this Agreement, Warehouse Operator shall, at its own expense, maintain and carry the following insurance in full force and effect with financially sound and reputable insurers: (i) errors and omissions insurance in an amount of not less than $$250,000 USD per occurrence for the loss of or damage to the warehoused Goods, with loss payable to Customer; (ii) commercial general liability insurance in an amount of not less than $1,000,000 per occurrence for third-party bodily injury or property damage and two million dollars ($2,000,000.00 USD) in the aggregate; and (iii) worker’s compensation insurance as required by applicable laws with statutory limits.

(b) Upon Customer’s request, Warehouse Operator shall provide Customer with a certificate of insurance from Warehouse Operator’s insurer evidencing the insurance coverage specified in this Agreement.

13. Representations and Warranties. Warehouse Operator represents, warrants and covenants that it: (a) shall perform the Services: (i) in compliance with all applicable laws, ordinances, rules, regulations, or other requirements of any federal, state, local, or other governmental authorities; (ii) using personnel of required skill, experience, and qualifications; and (iii) in a timely, workmanlike, and professional manner in accordance with commercial industry standards for similar services; and (b) shall devote adequate resources to meet its obligations under this Agreement.

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14. Term and Termination.

(a) This Agreement shall commence as of the Effective Date and, unless sooner terminated pursuant to this Section 14, shall continue for a period of one (1) year.

(b) In addition to any remedies that may be provided under this Agreement, either Party may terminate this Agreement with immediate effect upon written notice to the other Party, if: (i) the other Party breaches any provision of this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within thirty (30) days after the breaching Party’s receipt of written notice of such breach, including with respect to Warehouse Operator’s ability to terminate for breach, where Customer fails to remit undisputed payment and fails to cure such non-payment within thirty (30) days of written notice thereof; or (ii) Warehouse Operator becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization, or assignment for the benefit of creditors.

(c) This Agreement may be canceled by Customer upon sixty (60) days’ prior written notice with or without any cause or reason being given or required.

(d) If this Agreement is terminated for any reason or no reason at all, Warehouse Operator shall promptly pack and prepare for shipment all of Customer’s Goods in the Warehouse as instructed by Customer at least fourteen (14) days before the effective date of termination, and Customer shall promptly arrange for the removal of its Goods from the Warehouse on or before the effective date of termination. Warehouse Operator shall cooperate fully with Customer’s removal of the Goods from the Warehouse and the orderly transition of the Services to another warehouse operator. Customer shall pay Warehouse Operator for Services provided prior to the effective date of termination in accordance with the terms of Section 9 of this Agreement except where terminated due to Warehouse Operator’s uncured breach.

15. Confidentiality. All non-public, confidential or proprietary information of Customer (“Confidential Information”), including, but not limited to, specifications, samples, documents, data, business operations, vendor or customer information, pricing, discounts, rebates, disclosed by Customer to Warehouse Operator, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, or otherwise learned by Warehouse Operator in providing the Services, and whether or not marked, designated, or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for Warehouse Operator’s use in performing this Agreement and may not be disclosed or copied unless authorized by Customer in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Warehouse Operator’s breach of this Agreement; (b) is obtained by Warehouse Operator on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; or (c) Warehouse Operator establishes by documentary evidence, was in Warehouse Operator’s possession prior to Customer’s disclosure hereunder. Upon Customer’s request, Warehouse Operator shall promptly return all documents and other materials received from Customer. Customer shall be entitled to injunctive relief for any violation of this Section 15.

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16. Waiver. No waiver by either Party of any of the provisions of this Agreement is effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement operates, or may be construed, as a waiver thereof. No single or partial exercise of any right, remedy, power, or privilege hereunder precludes any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

17. Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such Party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, epidemic or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; or (e) embargoes or blockades in effect on or after the date of this Agreement.

The Impacted Party shall give notice within two (2) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of fifteen (15) days following written notice given by it under this Section 17, the other Party may thereafter terminate this Agreement upon written notice.

18. Third-Party Beneficiaries. Except as specified in the next sentence, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of these terms.

19. Choice of Law and Forum. All matters arising out of or relating to this Agreement and all related documents, including exhibits and any other attachments to this Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of California. Any legal suit, action, or proceeding arising out of or relating to this Agreement shall be instituted in the applicable state and/or federal courts in the County of Los Angeles, State of California, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Each Party agrees that a final judgment in any such suit, action, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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20. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including exhibits and any other attachments to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including exhibits and any other attachments to this Agreement, and the transactions contemplated hereby.

21. Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein, including those set forth in Section 13, shall survive the expiration or earlier termination of this Agreement; and (b) Sections 7, 10, 11, 12 and 14 through 29 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement.

22. Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section 22.

Notice to Warehouse Operator:	CIL Freight, Inc. 427 Turnbull Canyon Rd, City of Industry, CA 91745 14438 Don Julian Rd, City of Industry, CA 91746

Attention:

Notice to Customer:	Sondors Inc. 23823 Malibu RD 50-129, Malibu, CA 90265

Attention:

23. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any specific situation or jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other situation or jurisdiction.

24. Amendments. No amendment to or modification of or rescission of this Agreement is effective unless it is in writing, identified as an amendment to or rescission of this Agreement and signed by an authorized representative of each Party.

25. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

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26. Assignment. Warehouse Operator and Customer shall not assign, transfer, delegate, or subcontract any of their rights or obligations under this Agreement without the prior written consent of the other Party, except that Customer may assign this Agreement upon written notice to Warehouse Operator if Customer undergoes a change of control. Any purported assignment or delegation in violation of this Section 26 shall be null and void. No assignment or delegation shall relieve Warehouse Operator and Customer of any of their obligations hereunder.

27. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

28. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile or email or other means of electronic transmission shall be given the same legal effect as delivery of an original signed copy of this Agreement.

29. Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business trust, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever. No relationship of exclusivity shall be construed from this Agreement. All of Warehouse Operator’s personnel shall be considered employees of Warehouse Operator and under no circumstances shall they be considered to be employees or agents of Customer.

30. Attorney’s Fees and Costs. The prevailing Party in any action brought to enforce the terms of this Agreement, and/or to recover damages based on a Party’s breach of any of the terms of this Agreement, and/or for any other reason arising from the Parties’ rights and obligations under this Agreement shall be entitled to recovery of all reasonable attorney’s fees and costs incurred in bringing any such action or defending any such action.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized:

Sondors Inc.

By	/s/ Jeff Clayborne
Name:	Jeff Clayborne
Title:	CFO

CIL Freight, Inc.

By	/s/ Ying Liu
Name:	Ying Liu
Title:	President

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EXHIBIT A

GOODS

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EXHIBIT B

WAREHOUSE LOCATIONS

14438 Don Julian Rd, City of Industry, CA 91746

15116 Don Julian Rd, City of Industry, CA 91746

427 Turnbull Canyon Rd, City of Industry, CA 91745

19635 E Walnut Dr N City of Industry, CA 01789

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EXHIBIT C

Service	Description	Price	Unit	Notes
Cargo Receiving	40FT HQ Container Unloading	$600.00	/container	Unloading & palletizing no pallet charge unless out by pallet, will charge in the outbound
	Metacycles Container	$500.00	/container	including in & out
	Loose pallet	$10.00	/pallet	
	Loose carton	$0.50	/carton	
Storage	General Storage	$0.75	/pallet/day	Flat rate, bill by the end of each month
	Metacycles Storage	$1.50	/pallet/day	Flat rate, bill by the end of each month
Outbound Service	Outboud service chagre	$4.50	/carton	
	Label	$0.40	/label	Removing or labeling
	LTL outbound by pallet	$10.00	/pallet	
Other Services	Piece count & Sorting	$0.35	/item	
	Re-packing	$2.00	/carton	
	Re-labelling	$0.35	/label	
	Separate pallet (new plt)	$15.00	/pallet	
	Re-palletize	$7.00	/pallet	Including pallet wraps and labors
	Pallet material fee	$15.00	/pallet	Applied when pallet oubound
	Plastic straps for cartons	$5.00	/carton	
	Plastic straps for pallets	$8.00	/pallet	
	Photos	$1.50	/photo	
	Videos	$5.00	/video	
	Abandonment fees	$50.00	/CBM	Disposal of inventory, including Amazon returns
	Rush order	$50.00	/hour/person	
	Material Cost（packing boxes, special tapes, stickers, specific pallet etc）	at cost		
	Trash disposal fees	at cost		

* Standard pallet dimensions= 48"x40"x72"<1000lbs

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